UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2017

Lonestar Resources US Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37670	81-0874035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

(Address of principal executive office) (Zip Code)

(817) 921-1889

(Registrants’ telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2017, Lonestar Resources America, Inc. (“LRAI”), a subsidiary of Lonestar Resources US Inc. (the “Company”), and certain subsidiaries of LRAI (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative (the “Representative”) of the several initial purchasers named therein (the “Initial Purchasers”), in connection with an offering (the “Notes Offering”) of $250 million aggregate principal amount of 11.250% senior notes due 2023 (the “Notes”).  LRAI intends to use the net proceeds of the Notes Offering to redeem its 8.750% Senior Notes due 2019 (the “8.750% Senior Notes”) and to repay a portion of the borrowings outstanding under its revolving credit facility. The Notes Offering is expected to close on January 4, 2018, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by LRAI and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions.  Additionally, LRAI and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities.  Furthermore, LRAI and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by LRAI or the Guarantors (other than the Notes) for a period of 60 days after the date of the Purchase Agreement without the prior written consent of the Representative.

Certain of the Initial Purchasers and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, LRAI and their affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., ABN AMRO Securities (USA) LLC, Barclays Capital Inc. and Comerica Securities, Inc. are lenders under LRAI’s revolving credit facility, and, as a result, will receive a portion of the net proceeds from the Notes Offering in such capacities.  In addition, certain of the Initial Purchasers or their affiliates may hold positions in the 8.750% Senior Notes, and, as a result, will receive a portion of the net proceeds from the Notes Offering in such capacities.  In addition, in the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company, LRAI and their affiliates.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Contemporaneously with the Notes Offering, the Company issued notices of redemption in respect to its outstanding 8.750% Senior Notes due 2019.

Item 7.01 Regulation FD Disclosure.

On December 19, 2017, the Company issued a press release announcing the pricing of the Notes Offering.  A copy of the press release is included as Exhibit 99.1 hereto and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

Purchase Agreement, dated December 19, 2017, by and among Lonestar Resources America, Inc., the guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.

99.1	Press Release, dated December 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lonestar Resources US Inc.

Dated: December 20, 2017	By:	/s/ Frank D. Bracken III
		Name:	Frank D. Bracken III
		Title:	Chief Executive Officer